Exhibit 99.2

WASTE CONNECTIONS COMPLETES $175 MILLION SALE
OF 10 YEAR SENIOR UNSECURED NOTES

FOLSOM, CA, October 26, 2009 - Waste Connections, Inc. (NYSE: WCN) today announced that it has completed a sale of notes under its existing Master Note Purchase Agreement in a private placement with certain institutional accredited investors.  The Company issued and sold $175 million aggregate principal amount of senior unsecured notes at a fixed interest rate of 5.25% per annum with interest payable in arrears semi-annually on May 1 and November 1 beginning on May 1, 2010, and with principal payable at the maturity of the notes on November 1, 2019.  Proceeds from the sale of the notes will be used to reduce borrowings under the Company’s senior unsecured revolving credit facility and for general corporate purposes.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

For more information on Waste Connections, Inc., visit the Company’s web site at www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature, including statements related to the reduction of our indebtedness as a result of the use of proceeds from the note offering.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.  Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future.  These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.  There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business.  Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:
Waste Connections, Inc.
Worthing Jackman, (916) 608-8266
worthingj@wasteconnections.com